EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Porter Bancorp, Inc. 2006 Stock Incentive Plan of our report dated February 28, 2013 on the consolidated financial statements of Porter Bancorp, Inc., which report is included in Form 10-K for Porter Bancorp, Inc. for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Louisville, Kentucky

May 31, 2013